CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2005, relating to the financial statements and financial highlights which appears in the October 31, 2005 Annual Report to Shareholders of Rydex S&P Equal Weight ETF and Rydex Russell Top 50 ETF (the Rydex ETF Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Statements" in such Registration Statement.

[GRAPHIC OMITTED]
/s/PriceWaterhouseCoopers LLP

Baltimore, Maryland
February 28, 2007